Exhibit 4.3
AMENDMENT NO. 1
TO THE
GLAXOSMITHKLINE RETIREMENT SAVINGS PLAN
(Amended and Restated Effective July 1, 2001, as
Amended Through November 26, 2002)

          Pursuant to resolutions of the Board of Directors of SmithKline Beecham Corporation, adopted September 29, 2006, the GlaxoSmithKline Retirement Savings Plan (the “Plan”) is hereby amended as follows effective January 1, 2006, unless otherwise noted:
     1. In order to clarify and conform the terms of the Plan, the definition of “After-Tax Contribution” in Article I is hereby revised in its entirety to read as follows effective July 1, 2001:
“After-Tax Contributions” mean (a) a Participant’s after-tax contributions, if any, made pursuant to the Prior SB Plan prior to January 1, 1999, including amounts previously denominated as “Beecham Employee Voluntary Savings” and “SKB Savings I Contributions;” (b) a Participant’s after-tax contributions, if any, made pursuant to the Prior GW Plan prior to January 1, 1990 and previously denominated as “Voluntary Contributions;” and (c) a Participant’s after-tax contributions, if any, made pursuant to the Investment Savings Plan of Burroughs Wellcome Co. prior to January 1, 1996 and denominated as “Voluntary Contributions” under the Prior GW Plan; and, with respect to (a) through (c), income, gains and losses thereon.
     2. In order to clarify and conform the terms of the Plan, the definition of “Block Drug Plan” in Article I is revised to replace the reference to “Block Drug Company, Inc. Salary Incentive Plan” with “Block Drug Company, Inc. Savings Incentive Plan” effective May 22, 2002.
     3. In Article I, the definition of “Early Retirement Age” is hereby revised in its entirety to read as follows:

“Early Retirement Date” means, for any Participant, the earlier of (i) the date on which he attains at least Age 55 and has a Period of Service of 10 years, or (ii) the date on which he attains Age 62.”
     4. In Article I, the definition of “Eligible Employee” is hereby revised by adding the following subsections to the end thereto:
“(h) An individual who is not classified by a Participating Company as its employee, even if they are retroactively recharacterized as an employee by a third party or a Participating Company, shall not be an Eligible Employee.
(i) An individual for whom a Participating Company does not report wages on Form W-2 shall not be an Eligible Employee.
(j) An individual who is not on an employee payroll of a Participating Company shall not be an Eligible Employee.”
     5. In order to clarify and conform the terms of the Plan, subsection (a)(6) of the definition of “Prior Company Matching Contributions” in Article I is revised in its entirety to read as follows effective May 22, 2002:
“Amounts denominated under the Block Drug Plan as “Matching Contributions” and amounts credited to the “PAYSOP Contribution Account” under the Block Drug Plan, plus any earnings or minus any losses thereon;”
     6. Section 3.9.3 of the Plan is hereby revised in its entirety to read as follows:
“3.9.3. Not later than the end of the Plan Year following the close of the Plan Year for which the Pre-Tax Contributions were made, the excess Pre-Tax Contributions shall be paid to the Highly Compensated Eligible Employees (determined on the basis of the Highly Compensated Eligible Employees with the largest dollar amount of Pre-Tax Contributions), with earnings attributable thereto (as determined in accordance with applicable Treasury Regulations), including earnings for the gap period between the end of the Plan Year and the date of a corrective distribution (as determined in accordance with the safe harbor method described in Section 1.401(k)-2(b) of the Treasury Regulations); provided, however, that for any Participant who is also a participant in any other qualified retirement plan maintained by the Participating Company or any Affiliated Company under which the Participant makes elective deferrals for such year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.”
RSP Amendment No. 1 (2006)

     7. Section 3.11.2 of the Plan is hereby revised in its entirety to read as follows:
“3.11.2. Not later than the end of the Plan Year following the close of the Plan Year for which such contributions were made, the excess Company Matching Contributions, with earnings attributable thereto (as determined in accordance with applicable Treasury Regulations), including earnings for the gap period between the end of the Plan Year and the date of the forfeiture or payment (as determined in accordance with the safe harbor method described in Section 1.401(m)-2(b) of the Treasury Regulations) shall be treated as a forfeiture of the Highly Compensated Eligible Employee’s Company Matching Contributions for the Plan Year to the extent such contributions are forfeitable (which forfeiture shall be used to reduce future Company Matching Contributions), or paid to the Highly Compensated Eligible Employee to the extent such contributions are nonforfeitable; provided that any such forfeiture or payment shall be determined on the basis of the Highly Compensated Eligible Employee(s) with the largest dollar amount of Company Matching Contributions; provided further, that, for any Participant who is also a participant in any other qualified retirement plan maintained by a Participating Company or any Affiliated Company under which the Participant makes employee contributions or is credited with employer matching contributions for the year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.”
     8. Section 4.3.2 is hereby revised by adding new subsections 4.3.2.1 and 4.3.2.2 which shall read as follows:
“4.3.2.1. Notwithstanding Section 4.3.2 above or any other provision of the Plan to the contrary, for Plan Years beginning on and after January 1, 2007, a Participant or beneficiary may transfer all or a portion of the value of his Stock Ownership Account to another Investment Medium effective as of such date determined by the Committee. Any portion of the Stock Ownership Account that the Participant does not elect to divest shall be invested in the Employer Stock Fund. The Committee shall establish reasonable periods of time (which shall occur no less frequently than quarterly) and such other rules during which a Participant or beneficiary may divest his Stock Ownership Account in accordance with this Section 4.3.2.1.”
     9. The first sentence of Section 5.2 of the Plan is hereby revised to read as follows:
“Accounts other than the Stock Ownership Account shall be invested in such Investment Media as the Participant shall direct.”

     10. The last sentence of Section 6.2.2.3 of the Plan is hereby revised to read as follows:
“If the value of the Participant’s (or an Alternate Payee’s) nonforfeitable Account as so determined is $1,000 or less (or, $5,000 or less for any distribution made prior to March 28, 2005), the Plan shall distribute the Account in accordance with Section 6.2.1.1.”
     11. A new Section 6.2.2.4 is hereby added to the Plan to read as follows:
“6.2.2.4. Notwithstanding the foregoing or anything in the Plan to the contrary, for distributions made after March 28, 2005, if the value of the Participant’s or an Alternate Payee’s nonforfeitable Account (determined in accordance with Section 6.2.2.3) is greater than $1,000 but not more than $5,000, and if the Participant or Alternate Payee does not direct the distribution of his Account, the Plan shall distribute the Account, without the Participant’s or Alternate Payee’s consent, as applicable, in the form of a direct rollover to an individual retirement plan designated by the Administrator. This Section 6.2.2.4 shall not apply to any Puerto Rico Employee Account, provided, however, that a Puerto Rico Employee Account that is greater than $1,000 but not more than $5,000 shall be payable, with the Participant’s consent, in a single sum payment as soon as practicable after a Separation from Service.”
     12. A new Section 6.6.2.3 is hereby added to the Plan to read as follows:
“6.6.2.3. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this section of the Plan, if the value of the Participant’s nonforfeitable Puerto Rico Employee Account is $1,000 or less, the Plan shall distribute the Puerto Rico Employee Account in accordance with Section 6.2.1.1.”
     13. Section 8.3.3.1 is hereby revised in its entirety to read as follows:
“8.3.3.1. Medical expenses described in section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) and, for a Puerto Rico Employee, in section 1023(aa)(2)(P) of the PR Code, which are not reimbursable under any employer-sponsored health insurance plan or other reimbursement program and are incurred during the current or immediately prior calendar year by the Participant, his spouse, or any of the Participant’s dependents (as defined in section 152 of the Code (provided that, for taxable years beginning on or after January 1, 2005, determined without regard to sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) or, for any Puerto Rico Employee, its counterpart, if any, under the PR Code);”

     14. Section 8.3.3.3 is hereby revised in its entirety to read as follows:
“8.3.3.3. The payment of tuition for the next semester or quarter of post-secondary education for the Participant, his spouse, children, or dependents (as defined in section 152 of the Code (provided that, for taxable years beginning on or after January 1, 2005, determined without regard to sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) and, for any Puerto Rico Employee, its counterpart, if any, under the PR Code), including lab fees and registration expenses for the Participant, his spouse, children, or dependents;”
     15. New Sections 8.3.3.5 and 8.3.3.6 are hereby added to the Plan to read as follows:
“8.3.3.5. Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code, and, for taxable years beginning on or after January 1, 2005, without regard to section 152(d)(1)(B) of the Code);
8.3.3.6. Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or”
Prior Section 8.3.3.5 is hereby re-designated as 8.3.3.7.
     16. Appendix A of the Plan is hereby revised by adding ID Biomedical Corporation of Maryland and ID Biomedical Corporation of Northborough as Participating Companies effective as of June 26, 2006.
     17. Appendix B of the Plan is hereby added to the Plan to read in the form attached hereto.
Executed this 6th day of November, 2006.

SMITHKLINE BEECHAM CORPORATION, a GlaxoSmithKline company
By:	/s/ Donald F. Parman
	Name:	Donald F. Parman
	Title:	Vice President and Secretary

APPENDIX B
DISTRIBUTIONS PURSUANT TO THE
KATRINA EMERGENCY TAX RELIEF ACT OF 2005 AND THE
GULF OPPORTUNITY ZONE ACT OF 2005
This Appendix B of the Plan reflects certain provisions of the Katrina Emergency Tax Relief Act of 2005 and the Gulf Opportunity Zone Act of 2005. The amendment is effective with respect to Qualified Hurricane Distributions (as defined below) made on or after the Effective Date (as defined below). This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.
1. Qualified Individuals (as defined below) may designate all or a portion of a qualifying distribution as a Qualified Hurricane Distribution.
2. A “Qualified Hurricane Distribution” means any distribution made in accordance with section 1400Q of the Code and made on or after the Effective Date and before January 1, 2007, to a Qualified Individual, to the extent that such distribution, when aggregated with all other qualified hurricane distributions to the Qualified Individual made under the Plan, does not exceed $100,000. A Qualified Hurricane Distribution must be made in accordance with and pursuant to the distribution provisions of the Plan, except that distribution of a Participant’s Account shall be permitted to be made prior to the occurrence of any distributable events otherwise applicable under Article 6 of the Plan or Code section 401(k)(2)(B)(i), and the requirements of Code sections 401(a)(31), 402(f) and 3405 and Section 6.6 of the Plan shall not apply.
3. A “Qualified Individual” is (A) an individual whose principal place of abode on August 28, 2005, is located in the Hurricane Katrina disaster area and who has sustained an economic loss by reason of Hurricane Katrina, (B) an individual whose principal place of abode on September 23, 2005, is located in the Hurricane Rita disaster area and who has sustained an economic loss by reason of Hurricane Rita, or (C) an individual whose principal place of abode on October 23, 2005, is located in the Hurricane Wilma disaster area and who has sustained an economic loss by reason of Hurricane Wilma.
4. The “Effective Date” of this amendment shall be: (A) August 25, 2005, with respect to a Qualified Individual described in Section 3(A) of this Appendix B, (B) September 23, 2005, with respect to a Qualified Individual described in Section 3(B) of the Appendix B, or (C) October 23, 2005, with respect to a Qualified Individual described in Section 3(C) of this Appendix B.
5. This Appendix B shall be interpreted in accordance with Code section 1400Q and all applicable IRS guidance.